CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Aggregate Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,000,000	$2.00	$2,000,000	$220.40